SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )

Filed by the Registrant |_| Filed by a Party other than the Registrant |X| Check the appropriate box: |X| Preliminary Proxy Statement |_| Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2)) | | Definitive Proxy Statement |_| Definitive Additional Materials |_| Soliciting Material Pursuant to ss. 240.14a-12

THE ALASKA AIR GROUP, Inc. ("the Company-AAG") (Name of
Registrant as Specified In Its Charter)

Steve Nieman, Richard D. Foley and Robert C. Osborne MD (Name of Persons Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box): |X| No fee required |_| Fee computed on table below per Exchange Act
Rules 14a-6(i)(4) and 0-11

1) Title of each class of securities to which transaction applies:

2) Aggregate number of securities to which transaction applies:

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined)

4) Proposed maximum aggregate value of transaction:

5) Total fee paid:

|_| Fee paid previously with preliminary materials.

|_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing. 1) Amount Previously
Paid: 2) Form, Schedule or Registration Statement No.:

3) Filing Party:

4) Date Filed: PROXY STATEMENT ANNUAL MEETING OF STOCKHOLDERS Scheduled to be held at the William M. Allen Theater at The Museum of Flight, 9404 E. Marginal Way South, Seattle, Washington at 2 p.m. on May 18, 2004. For more details, please reference the Company-AAG's April ___, 2004 Definitive Proxy statement.

SOLICITATION, VOTING AND REVOCATION OF PROXIES Richard D.
Foley, Stephen Nieman and Robert C. Osborne, MD. The approximate date that we will make our Proxy Statement and Form of Proxy available to shareholders will be April ___, 2004.

ANNUAL MEETING OF STOCKHOLDERS Scheduled to be held at the William M. Allen Theater at the Museum of Flight, 9404 E.
Marginal Way South, Seattle, Washington at 2 p.m. on May 18,
2004.

Note: Please reference in its entirety the AAG's April ___, 2004 Definitive Proxy Statement (located at www.sec.gov).

BEGINNING OF THE CHALLENGERS' REMARKS

Greeting to all AAG shareholders! If we may, allow us to introduce ourselves: We are Richard Foley, Steve Nieman and Dr. Robert Osborne. We are the CHALLENGERS for ELECTION to the board of directors of the Company-AAG. We are running against the INCUMBENTS nominated for re-election by the incumbent board. All three of us have agreed to accept nomination and to serve if elected. For more information on us, see the ___th and ___th sections below titled INFORMATION ABOUT and PARTICIPANTS IN THE SOLICITATION.

The CHALLENGERS provide these proxy materials to enable you to exercise your right to vote for their election to the board of directors at the Company-AAG's 2004 Annual Shareholders
Meeting.

Shareholder rights, corporate democracy and corporate governance have become subjects of much debate. The U.S.
Securities and Exchange Commission ("S.E.C.") continues to review proxy rules pursuant to its first announcement on April
14, 2003 that it will "Review Current Proxy Rules and
Regulations to Improve Corporate Democracy." (See
<www.sec.gov>).

We believe the existing systems can be confusing, complex and to some degree open to opposing legal interpretation. However, within the range of legal choices a company can make, we think there are choices that are optimal and help the shareholders to have a better understanding of complex subjects. Similarly, there are choices, we believe, that are less than optimal. In our opinion, we feel that wherever alternatives are legally equal, the path that optimizes shareholder understanding should be the one selected.

In the case of our Company, we see examples of what we think can be characterized as both types of choices. An example of an optimal choice can be found on page ___ of the Company-AAG's April ___, 2004 Definitive Proxy Statement under the heading OPPOSING SOLICITATION. This provides the shareholders important information about the CHALLENGERS. It properly names us and thereby, we think, infers that there are seven nominees to select from for the four seats up for election. However, we anticipate that the Company-AAG, as is its right, will choose to OMIT the names of the CHALLENGERS from the Company-AAG's proxy voting card. We believe that this choice will be less than optimal.

We think that once having informed the shareholders about the OPPOSING SOLICITATION and naming the individuals on that alternate slate, it would be more optimal for the shareholders to have been empowered to exercise their right to vote for, against or withhold from any combination of four of the seven had all seven appeared on the Company-AAG's proxy card. THE CHALLENGERS ARE NOT ANTICIPATING BEING OFFERED AN OPPORTUNITY TO ACCEPT OR REJECT APPEARING ON THE COMPANY-AAG'S PROXY CARD. If the Company-AAG makes such an offer, the CHALLENGERS will accept it.

Therefore, the CHALLENGERS, Richard D. Foley, Steve Nieman and Robert C. Osborne, MD are undertaking to provide you with this Proxy Statement and proxy card to enable you to vote on all the candidates who are running. We plan to ask the Company-AAG to allow us to include the incumbent nominees on our proxy voting card, but, we believe, like last year, that the Company-AAG will decline. (We will have this information when we file our Definite Proxy Statement with the S.E.C. later in this process). If events unfold like last year, we think this will be a less than optimal choice.

We believe that a fresh perspective is needed on the board of directors, and that management of our Company would benefit from electing the three CHALLENGER candidates.

EXPENSES

The total amount to be spent directly or indirectly will not exceed $500 in aggregate. Contrary to customary practice and regardless the outcome of the vote, we have chosen NOT TO SEEK REIMBURSEMENT FOR THIS SOLICITATION from the Company-AAG.

In many contests, if the CHALLENGERS win, they seek to have their expenses reimbursed by the Company-AAG, such as duplicative mailings, etc. In our view such a practice causes the shareholders to pay twice for essentially the same thing. We plan limited printing and mailing by the U.S. Post Office or any other carrier. Electronic mail ("email") will be used to communicate with and contact some of the shareholders of the Company-AAG, such as institutional holders. We will consider accepting donations (if offered) to help cover costs of our proxy contest. All such donations will be properly reported.

HOW WE PLAN TO SOLICIT

The dedicated Internet web site <www.votepal.com> will be used for the purposes of conducting our solicitation. It will contain a downloadable/printable version of our Proxy Statement and proxy card. The proxy card will not be available until we file a Definitive 14A with the S.E.C. The web site will provide email addresses, a telephone and fax number for shareholders to contact us. It will also reference the Company-AAG's proxy materials. For those who are unable to access the Internet at home or work, many public libraries offer free access to computers and the World Wide Web. We will upon certified request mail our proxy materials to shareholders who have exhausted all feasible means of accessing the Internet. Requests can be mailed to Steve Nieman, PO Box 602, Brush Prairie, WA 98606.

We may use a "telephone tree technique" to ask shareholders if they would be willing to contact two or three other shareholders to convince them to view our web site. It is our intention to lawfully maximize the use of Internet communication tools. We will make ourselves available to all media interested in our efforts and will strive to follow all legal requirements, regulations and guidelines.

Last year, the management of the Company-AAG, objecting to several forms of our requests for the shareholder list, informed us that it would exercise its option not to provide us with a copy of the shareholder list. We will continue our attempts to obtain the shareholder list. We continue to maintain our position that we have a lawful right to this information, however legally disingenuous the Company-AAG has been regarding our sincere attempts to obtain it.

Last year, the management of the Company-AAG offered, as was within its right to do, to mail our proxy statement and proxy card to all the shareholders. As this would have been a second mailing and a repeated cost of approximately forty to fifty thousand dollars that the CHALLENGERS would have had to pay, we chose to decline. So far this year, no offer has been forthcoming.

Presently over ___% of the Company-AAG's shares are held by institutional investors, therefore we expect to have little difficulty in contacting that percentage of the outstanding shares.

One additional step we have taken this year is to make a Freedom of Information Act request ("FOIA") to the S.E.C. in an attempt to obtain relevant documents in regards to private filings management of the Company-AAG has made with the Commission since the challengers first ran for board seats last year.

We believe that the shareholders have the right to see all communications by the Company-AAG that is not competitively-sensitive in nature, such as management requests for no-action letters. The management of the Company-AAG may believe it has a right to confidentially regarding what it might conceive as potentially confusing information, or simply acting in a manner of expediency. We disagree, and feel that the shareholders should have total access to all information.

It remains to be seen whether the shareholders of our Company will respond positively to this grassroots proxy solicitation. We do not agree with the argument that only shareholders with lots of money to spend on litigation, proxy solicitors and multiple mailings should be the only ones allowed to communicate with other shareholders or be empowered to exercise their ownership rights.

We believe that a more democratic system is a better system. We think that shareholders should not be prevented from properly exercising their rights of ownership by a system that creates artificial barriers that ensures participation by only wealthy shareholders. We think that a proxy card, like any ballot in a democratic system, should contain the names of all qualified candidates. Further, like a regular election, the candidates should shoulder the costs of campaigning. This should apply for both incumbents and challengers.

We believe that the more the system is transparent, the better return there will be on investment.

VOTING

WHAT AM I VOTING ON?

You are being asked to vote for the election of the three CHALLENGERS as directors from the slate of seven, a Board proposal to approve the AAG Inc's 2004 long-term incentive equity plan, and ten stockholder proposals (proposals numbered 11 and 12 only appear in our Proxy Statement and not the Company-AAG's.)

HOW DO I CAST MY VOTE USING THE CHALLENGERS' PROXY CARD?

For worker 401(k) plan participants and registered shareholders, there is a Voter Control Number that can be obtained from either postal-mailed or emailed proxy materials. This Voter Control Number is provided by either EquiServe, the transfer agent hired by the management of the Company-AAG or by ADP Automatic Data Processing, Inc. ADP, Inc. is an intermediary information processing and mailing agent used by stock exchanges for shareholders who own shares through bankers or brokers. In order to accurately identify yourself and enhance the potential that your proxy will be counted, you may voluntarily write in your control number on our proxy card. HOWEVER, IF YOU HOLD SHARES IN STREET NAME, YOU SHOULD ALSO CONTACT YOUR BANKER, BROKER OR TRUSTEE AND REQUEST A LEGAL FORM OF PROXY THAT WILL ENABLE YOU TO VOTE FOR THE ALTERNATE SLATE OF CANDIDATES.

Last year, we received guidance from the S.E.C. that the Commission would not object to shareholders writing their Voter Control Number received from management of the Company-AAG, a banker or a broker on our proxy cards. In addition, those SHAREHOLDERS HOLDING THEIR SHARES THROUGH A BANK, BROKER OR TRUSTEE SHOULD CALL THEIR APPLICABLE AGENT AND REQUEST A LEGAL FORM OF PROXY. The CHALLENGERS encourage you to download and print out as many copies of their materials as you feel necessary for sending to the Company-AAG, EquiServe, ADP, your banker, broker, trustee, any other type of intermediary, and for your records. Please remember if you are downloading and mailing one of our proxy cards--FILL IN THE NECESSARY INFORMATION TO ACCURATELY IDENTIFY YOURSELF AND THE NUMBER OF SHARES YOU OWN TO VOTE, AND SIGN IT.

Primarily, we will be offering and collecting our proxy cards electronically. On <www.votepal.com>, we will provide a proxy card in pdf and text format that interested shareholders can view and transmit via a secure web page, or download, fill in, sign and mail to Steve Nieman, PO Box 602, Brush Prairie, WA 98606 or fax to (360) 666-6483.

HOW DO I CAST MY VOTE USING THE COMPANY-AAG'S PROXY CARD?

For worker 401(k) plan participants, you will have to vote via EquiServe to complete the requirement that the Putnam trustee be notified of your voting instructions. This must be completed before the May 13, 2004 11:59 Eastern Time deadline suggested by the Company-AAG. (See the Company-AAG's April ___, 2004 Definitive Proxy Statement on page __ under the heading "You may vote in person at the meeting"; second paragraph).

However, since we anticipate that our candidates will not be printed on the Company-AAG's proxy card, you will need to OBTAIN A LEGAL PROXY FROM THE COMPANY-AAG OR THE TRUSTEE. WE ARE IN THE PROCESS OF ENDEAVORING TO OBTAIN THE APPLICABLE INFORMATION FROM PUTNAM, WHICH IS THE DESIGNATED TRUSTEE.

GENERALLY ACCEPTED PRACTICE IS THAT THE MOST RECENTLY-DATED
LEGAL PROXY WILL BE THE ONE COUNTED.

YOU MAY VOTE IN PERSON AT THE MEETING

We plan to have extra copies of our Proxy Statement and proxy card available for those shareholders at the meeting who have been unable to download copies of them. If you hold your shares through a bank, broker or trustee, you must CONTACT THEM TO RECEIVE FROM THEM A LEGAL PROXY, and bring the legal proxy with you in order to vote at the meeting. You may call and request a legal proxy from your stockbroker, or download and print one at the Internet voting site to which your proxy materials direct you, or from the CHALLENGERS' web site. To enhance the probability that your vote will be counted, you will need to voluntarily write in the Voter Control Number, check the names of your selections for election, and/or mark your choices regarding the proposals, and deliver that completed proxy to the inspector of elections or his appointee(s) at the meeting.

FOR WORKER SHAREHOLDERS, we understand that this situation may be confusing. Some workers receive their materials from the Company-AAG via the Internet, including electronic voting procedures. Some worker shareholders may receive their proxy materials and proxy card on paper from the Company-AAG. Further, there are two trustees for Company 401(k) plans: the Company-AAG is one, and Putnam is the second, which is the designated trustee.

We are endeavoring to gather the correct procedures and will provide them in our final Definitive filing. As things stand at the time of this Preliminary filing, worker shareholders through Company plans, including the 401(k)s, are not being provided with a practical method to vote for the CHALLENGERS.

Last year, Putnam agreed (at the eleventh hour--one week before the voting deadline for 2003 Shareholders Meeting) to permit the voting of voting instructions by plan participants for the Challenger candidates. We're not sure what will happen this year.

Especially considering that management of the Company-AAG wrote the following about 401(k) "owners" of AAG stock in a Jan. 15, 2004 no-action letter to the S.E.C.:

"There is nothing in the Company's Restated Certificate of Incorporation or Bylaws or Delaware General Corporation Law or case law that suggests that persons who hold beneficial interests, but are not record owners of, shares are 'shareholders.' Holders of beneficial interests do not, in their capacity as holders of beneficial interests, enjoy the rights that holders of record enjoy, such as the right to certain notices, the right to vote shares, the right to inspect books and records, and the right to bring derivative action lawsuits." (end of excerpt)

The management of the Company-AAG also maintained in the same letter that the statement "Employee 401(k) shareholders pay for their shares, held in trust, out of their paychecks" as "false and misleading."

Some of the causes for this state of affairs regarding the worker shareholders is due to the choice we made not to do a regular mailing. HOWEVER, WE BELIEVE THAT WORKER SHAREHOLDERS SHOULD BE ENTITLED TO A PAPER PROXY CARD, AND SHOULD BE EMPOWERED TO SUBMIT A LEGAL PROXY TO VOTE FOR THE CHALLENGERS. WE RECOMMEND THAT WORKER SHAREHOLDERS CONTACT THE COMPANY-AAG TO REQUEST A LEGAL PROXY, OR RECEIVE AN EXPLANATION OF WHY THEY ARE NOT ENTITLED TO RECEIVE ONE.

The law of Delaware, under which the Company-AAG is incorporated, specifically permits electronically transmitted proxies, provided that each such proxy contains or is submitted with information from which the inspectors of election can determine that it was authorized by the stockholder. (General Corporation Law of the State of Delaware, Section 212(c).)

In general there is some disagreement on whether electronically transmitted proxies are valid and lawful where a state of a "contested election" has been declared. The CHALLENGERS position on this is that we have no objection to electronic proxy voting. We have discussed this with management of the Company-AAG, and indicated our willingness to participate in developing a viable method to maximize the convenience for shareholders to vote, and maximize the ease and accuracy of the tabulation of the proxy votes. Our position is that the determination of a contested election exists when the Company-AAG and the CHALLENGERS have filed accordingly with the S.E.C.

We understand that in the past the New York Stock Exchange did not agree with positions like ours. It maintains that challengers have to pay ADP, Inc. to do a mailing to all shareholders who hold their shares in street name through banks, brokers or other intermediaries. We can only view such a position as being wrong on two counts: We believe (1) that this decision should be made by the participants and the S.E.C.--not by intermediaries; and (2) to be forced to pay for an essentially duplicative mailing is for all practical purposes little more than a form of legal extortion.

We are hopeful that the new management of the New York Stock
Exchange this year will abide by its own rules, and avoid the hoax of the broker vote in this contest election.

WHAT IF I CHANGE MY MIND AFTER I SUBMIT MY PROXY?

If the proxy is signed with a voting direction indicated, the proxy will be voted according to the direction given. If no direction is given with respect to a proposal, the proxy will be voted as follows with respect to any such proposal (listed in the order of presentation and using the same numbering as the Company-AAG's proxy materials for ease of comparison):
Against Proposal 2 and For Proposals 3 through 12 and for director candidates Richard D. Foley, Stephen Nieman and Robert C. Osborne MD. We again direct you to the Company-AAG's April ___, 2004 Definitive Proxy Statement.

Before the polls close at the meeting, you may revoke your proxy and change your vote by submitting a later-dated proxy. Before the day of the meeting, you may do this by contacting us via fax at (360) 666-6483, toll free phone call at 1-866-2-vote-us (1- 866-286-8387) or email to info@votepal.com. Finally, you can send written revocation to: Keith Loveless, Corporate Secretary, Alaska Air Group, Inc., PO Box 68947, Seattle WA 98168-0947. Telephone number (206) 431-7040.

Reiterating, how are shares in the Company-AAG's 401(k) plan voted?

At the record date, The Company-AAG's 401(k) trust held 1,694,216 shares, which are eligible to be voted by worker participants. (See the Company-AAG's April ___, 2004 Definitive Proxy Statement, page __). The proxy card sent with the proxy statement by the Company-AAG's transfer agent, EquiServe, covers shares held in the 401(k) trust as well as shares held of record, if any.

Unfortunately, we anticipate that the names of our candidates will not be included on the Company-AAG's EquiServe proxy card. The trustee will vote the shares in accordance with instructions received from participants. If you want to vote our candidates, you will have to mark "withheld" for the three director candidates nominated by the Company-AAG. We feel this step must be taken because sending instructions is important:
Lacking guidance, the trustee will vote shares for which no instructions were received in the same proportion, for and against, as the shares for which instructions were received. WE FURTHER RECOMMEND THAT WORKER SHAREHOLDERS WHO VOTE THROUGH THE 401(K) PLANS CONTACT THE COMPANY-AAG FOR A LEGAL FORM OF PROXY OR AN EXPLANATION OF WHY THEY ARE NOT ENTITLED TO ONE.

The entire question of what is and what is not a legal proxy may be disputed. Therefore, we recommend all interested shareholders print out at least two copies of our proxy cards, vote, sign and mail one to EquiServe's address, and mail the second to our postal address. Additionally, you will need to write the Voter Control Number on it, and also execute our electronic proxy card. We will attempt to notify EquiServe of the CHALLENGERS' proxy cards that we have collected. WE UNDERSTAND THAT THIS PROCESS IS MORE COMPLICATED THAN YOU WOULD PREFER, BUT IT IS THE ONLY METHOD WE HAVE BEEN ABLE TO DEVISE THAT WILL ALLOW THE FULL EXERCISE OF YOUR SHAREHOLDER RIGHTS TO HAVE AN OPPORTUNITY TO VOTE FOR THE THREE CHALLENGERS FROM THE SEVEN CANDIDATES.

Reference the Company-AAG's April ___, 2004 Definitive Proxy Statement which states: To allow sufficient time for voting by the trustee, the Company-AAG instructs that your voting instructions for 401(k) plan shares must be received by 11:59 p.m. Eastern Time on May 13, 2004. (See page __ under the heading "You may vote in person at the meeting" ___ para.).

INFORMATION ABOUT NOMINEES

Mr. Richard De Wayne Foley, 57; retired 32-year railroad conductor and President of The Foley Group. Mr. Steve Nieman, 51; pilot for Horizon Air since 1978. Robert C. Osborne, M.D., 59; physician in private practice. For more information, see the heading PARTICIPANTS IN THE SOLICITATION below.

Mr. Nieman and Mr. Foley became acquainted with each other through membership in CESJ, the Center for Economic and Social Justice, a non-profit organization advocating stakeholder ownership among other advocacies. In 2000, Mr. Nieman formed the non-profit Washington State corporation HACECA, Inc., which stands for the Horizon/Alaska Customer/Employee Co-Ownership Association <www.eahsop.org>. After Mr. Foley and Mr. Nieman became acquainted, Mr. Nieman asked Mr. Foley to join HACECA's board, which he agreed to. HACECA is neither a party to, nor an associate in this solicitation.

Mr. Nieman traveled to Tucson, Arizona in March 2002. Mr. Foley introduced Mr. Nieman to Robert C. Osborne, MD during this visit. Sharing similar interests in worker ownership, these three men agreed to work to build a resource of information and assistance to promote responsible exercise of worker ownership shareholder rights. Under that premise, they formed OUR (Ownership Union <ourunion.org>), which was certified by the U.S. Dept. of Labor in June 2002. OUR is neither a party to, nor an associate in or participant in the solicitation.

In the fall of 2002 at the request of Mr. Nieman, Dr. Osborne and Mr. Foley agreed to accept nomination for election to the board of directors of the Company-AAG.

PARTICIPANTS IN THE SOLICITATION

Steve Nieman, Richard D. Foley, Robert C. Osborne MD are participants in the solicitation. Neither Mr. Foley nor Dr.
Osborne owns any of the Company-AAG's stock.

As of March 31, 2004, Mr. Nieman owns a total of ____ shares of Company stock. The following list below sets forth all purchases (Mr. Nieman has not sold any stock) of the Company-
AAG's common stock by since January 1, 2001:

1/1/01 thru 3/31/01--7 shares bought through the 401(k) 4/1/01 thru 6/30/01--5 shares [401(k)] 7/1/01 thru 9/30/01--9 shares
[401(k)] 10/1/01 thru 12/31/01--11 shares [401(k)] 1/1/02 thru
3/31/02--12 shares [401(k)] 4/1/02 thru 6/30/02--11 shares
[401(k)] 7/1/02 thru 9/30/02--16 shares [401(k)] 10/1/02 thru
12/31/02--30 shares--19 [401(k)] and 11 through the Company-AAG's Employee Stock Purchase Plan ("ESPP") 1/1/03 thru 3/31/03--32 shares--18 [401(k)] and 14 through the ESPP;
4/01/03 thru 3/31/04-- _______ shares [401(k)] and _______
shares through the ESPP.

Neither Richard D. Foley, Steve Nieman or Dr. Osborne has any family relationship with any of the officers or directors of the Company-AAG, nor are they parties to, or in any way involved in any securities litigation involving the Company-AAG or any other registrant. None of them are promoters or control persons. None of them have been in involved in any bankruptcy petitions or proceedings. None of them have been involved in any type of transaction or any other type of business relationship with the Company-AAG, other than Mr. Nieman's employment as a pilot with Horizon Air. None of them have been involved in any solicitation of any registrant within the last five years, other than the 2003 solicitation at the AAG. None of them have received any payment or income, other than Mr. Nieman's within the normal course of his regular employment.

RICHARD DE WAYNE FOLEY 6040 N. Camino Arturo Tucson, AZ 85718
President & CEO. The Foley Group ("TFG") November 1989 to present.

Principal business: Consulting; Shareholder services & computer mapping. TFG was incorporated in November 1989. Please note that TFG has no corporate involvement with any shareholder actions at the Company-AAG; nor are any of its officers, workers or associates in the Company-AAG. Mr. Foley and TFG own no shares of the Company-AAG either beneficially or in any other manner; nor do they have any business relationships, past, existing or contemplated with the AAG; nor any purchase or ownership, the voting of any proxies, or the withholding of any proxies of the Company-AAG's stock.

Founder of OUR (Ownership Union <ourunion.org>), and serves as
Chairman. OUR is a registered federal labor union started in 2002. Address: Box 602, Brush Prairie, WA 98606.

Mr. Foley has not been convicted in a criminal proceeding.

Note: Mr. Foley has agreed to endeavor to assist several worker shareholders of the Company-AAG, including Steve Nieman, in the exercise of their shareholder rights to make proposals, and to serve as a communication coordinator for these shareholders. In every instance of this assistance, the individual shareholder retained full control of the action of the exercise of their shareholder rights. In no case or instance has there been any contract or agreement wherein Mr. Foley would be paid or receive any compensation of any kind by or from any of these shareholders or any other parties. The limited proxy by these shareholders did not include any voting rights, and it was limited to assisting in the preparing and presentation of shareholder proposals to the Company-AAG, and follow up with any necessary revisions. With the single exception of Mr. Nieman, none of the other shareholders assisted by Mr. Foley are associated in any way with this contest or any solicitation of proxies for votes at the Company-AAG's 2004 annual meeting and election of directors.

STEVE NIEMAN Pilot for Horizon Air since December 1978
Address: Horizon Air 8070 N.E. Air Trans Way Portland, OR
97218

Home Address: 15204 NE 181st Loop, Brush Prairie, WA 98606.
Phone: (360) 687-3187.

President of the Horizon/Alaska Customer/Employee Co-Ownership Association, a non-profit incorporated Aug. 2000 in Washington state--Address: Box 602, Brush Prairie, WA 98606. Founder of OUR (Ownership Union <ourunion.org>), which is a registered U.S. federal labor union started in 2002--Address: Box 602, Brush Prairie, WA 98606.

Mr. Nieman has not been convicted in a criminal proceeding.

Mr. Nieman is acquainted with many worker shareholders of the registrant. Mr. Nieman is associated with Dr. Osborne and Richard D. Foley in only non-profit organizations.

Steve Nieman is not a "significant employee" of the Company-
AAG as described in the S.E.C. regulations S-K.

ROBERT C. OSBORNE MD Osborne Anesthesia Services Address: 800
N. Swan Rd. Suite 114 Tucson, AZ 85711. Phone (520) 319-2093.

Dr. Osborne is 58 years old. He is a physician in private practice.

Founder of OUR (Ownership Union <ourunion.org>), and
Secretary/Treasurer. OUR is a registered federal labor union started in 2002. Address: Box 602, Brush Prairie, WA 98606.

Mr. Osborne has not been convicted in a criminal proceeding

PROPOSALS

For additional information on the following proposals, we direct you to the Company-AAG's April ___, 2004 Definitive
Proxy Statement.

PROPOSAL NO. 1 ELECTION OF DIRECTORS

The challenger candidates have consented to be named in this proxy, and to serve if elected. The challenger nominees are:

Mr. Richard De Wayne Foley; Mr. Stephen Nieman; and Robert C.
Osborne, MD.

The AAG's Board of Director nominees are:

Mr. Bill Ayer; Mr. Marc Langland; Mr. Dennis Madsen; and Mr.
John Rindlaub.

In the election of directors, the four nominees who receive the highest number of FOR votes will be elected (see the Company-AAG's April ___, 2004 Definitive Proxy Statement pg.
__.)

FURTHER MATTERS

IF MR. NIEMAN, MR. FOLEY OR DR. OSBORNE WIN SEATS IN THIS ELECTION, none plan to pledge or sign loyalty oaths that might be requested by the incumbent board. The challengers believe that their duties to shareholders are adequately detailed in law. Further, their duties are not subject to any additional modification or interpretation by the incumbent board. The challengers will interpret their victory as a mandate from shareholders to assist in a reorientation of the management of the Company-AAG.

Because they are privy to information regarding this solicitation that other shareholders are not, there might be some who feel it would be improper for Mr. Foley and Dr.
Osborne to buy stock. Therefore, they will wait until after the shareholders meeting to purchase shares.

We reference this because we believe that it expresses the essence of the goal for which the proposal was made and the reason for our efforts to bring these proxy materials to the shareholders. We believe that the workers have not only their money invested in the Company-AAG, but also their lives. We believe that the relationship between workers and the management of the Company-AAG must be reshaped to provide new flexibility demanded by a market that puts a premium on control of costs.

IF THE CHALLENGERS ARE NOT ELECTED, they plan to continue to exercise their First Amendment rights of free speech regarding beliefs they hold. The CHALLENGERS support growing alliances between stockholders, workers and customers.

SHAREHOLDER PROPOSALS

THE FULL DETAILS OF THE FOLLOWING SHAREHOLDER PROPOSALS CAN BE FOUND IN THE COMPANY-AAG'S APRIL ___, 2004 DEFINITIVE PROXY STATEMENT BEGINNING ON PAGE ___ AND RUNNING THROUGH PAGE ___. In the election of directors, the four nominees who receive the highest number of FOR votes will be elected (see the Company-AAG's April ___, 2004 Definitive Proxy Statement pg. __.)

PROPOSAL NO. 2 BOARD PROPOSAL TO APPROVE THE AAG, INC. 2004
LONG-TERM INCENTIVE EQUITY PLAN

PROPOSAL NO. 3 STOCKHOLDER PROPOSAL ON SIMPLE-MAJORITY VOTE--
RECOMMEND A VOTE FOR PROPOSAL 3. (Please click on chev04aagproposal.htm to read a complete archive of this proposal in pdf on <www.votepal.com>).

PROPOSAL NO. 4 STOCKHOLDER PROPOSAL ON STOCKHOLDER RIGHTS
PLAN--RECOMMEND A VOTE FOR PROPOSAL 4. (Please click on woods04aagproposal.htm to read a complete archive of this proposal in pdf on <www.votepal.com>).

PROPOSAL NO. 5 STOCKHOLDER PROPOSAL ON SHARES NOT VOTED NOT
COUNTED--RECOMMEND A VOTE FOR PROPOSAL 5. (Please click on richner04aagproposal.htm to read a complete archive of this proposal in pdf on <www.votepal.com>).

PROPOSAL NO. 6 STOCKHOLDER PROPOSAL ON LEAD INDEPENDENT
DIRECTOR--RECOMMEND A VOTE FOR PROPOSAL 6. (Please click on davidge04aagproposal.htm to read a complete archive of this proposal in pdf on <www.votepal.com>).

PROPOSAL NO. 7 STOCKHOLDER PROPOSAL ON AN INDEPENDENT BOARD
CHAIRMAN--RECOMMEND A VOTE FOR PROPOSAL 7. (Please click on furqueron04aagproposal.htm to read a complete archive of this proposal in pdf on <www.votepal.com>).

PROPOSAL NO. 8 STOCKHOLDER PROPOSAL ON CONFIDENTIAL
SHAREHOLDER VOTING--RECOMMEND A VOTE FOR PROPOSAL 8. (Please click on smith04aagproposal.htm to read a complete archive of this proposal in pdf on <www.votepal.com>).

PROPOSAL NO. 9 STOCKHOLDER PROPOSAL ON REPORTING EMPLOYEE
STOCK OWNERSHIP--RECOMMEND A VOTE FOR PROPOSAL 9. (Please click on paine04aagproposal.htm to read a complete archive of this proposal in pdf on <www.votepal.com>).

PROPOSAL NO. 10 STOCKHOLDER PROPOSAL ON CUMULATIVE VOTING--
RECOMMEND A VOTE FOR PROPOSAL NO. 10. (Please click on flinn04aagproposal.htm to read a complete archive of this proposal in pdf on <www.votepal.com>).

TWO SHAREHOLDER PROPOSALS THAT DID NOT APPEAR IN THE COMPANY-
AAG'S PROXY STATEMENT BUT NEVERTHELESS WERE PROPOSED

The Company-AAG submitted no-action letter requests to the S.E.C. on both (which we provide below including a link to an archive of the entire 2003/2004 history of the proposals). To the best of our understanding, the S.E.C. concurred and granted the Company-AAG's request to exclude because the proposals dealt with "election" issues. However, in our opinion, this does not preclude us from presenting these proposals to you in our Proxy Statement for your consideration and vote. These are precatory (nonbinding) proposals; nevertheless this allows you an opportunity to express your opinions on these issues to allow ample latitude for them to be functionally implemented.

NEW ELECTION STANDARD: LIMITING ELECTIONEERING EXPENSES
REGARDLESS WHO RUNS FOR THE BOARD (click on nemo04aagproposal.htm)

No. 11--New Election Standard:  Limiting Electioneering
Expenses Regardless Who Runs For The Board

Resolved: Shareholders propose that our board of directors amend the Bylaws to establish a New Election Standard, which will protect the shareholders' treasury and limit expenses of director elections regardless who runs for board seats.

Horizon Air Captain Steve Nieman submits this proposal. He can be contacted toll free at 1-866-286-8387 (1866-2voteus) or through <www.votepal.com>.

The present standard to nominate candidate(s) to the board is simply that stockholders be "registered shareholders." The New Election Standard would establish a new category which adds the following stipulation: Shareholders who own $2,000 of stock for one year through the election will be entitled to nominate. Their nominees' names and other information will be printed in the Company's Proxy Statement and on ballot cards in the same size and space afforded management nominees, and will be sent to shareholders of the Company.

Further, the Company will not pay for, nor reimburse the expense of, any additional proxy solicitation, re-solicitation or electioneering by, or on behalf of, incumbents' or challengers' nominees, regardless the outcome of the election.

Furthermore, no nominee may be elected on whose behalf there has been spent an amount of money which exceeds a match of the per-candidate expense of the director election section in the annual Proxy Statement. This will ensure honest elections, and a level playing field where no candidate receives preferential treatment at the expense of the shareholders.

Supporting Statement

This New Election Standard is meant to emulate the existing SEC standard for shareholder proposals. This would curtail the "blank check" electioneering of the shareholder treasury when incumbent management nominees' are challenged. It would change the existing system to prevent the buying of an election, and prevent either outside challengers with deep pockets or incumbent management nominees to egregiously pick the unguarded pockets of the shareholders.

The shareholders already pay all the electioneering costs of incumbent nominees. The shareholders' treasury pays for management nominee's printing, handling and mailing of all campaign materials in the Company's proxy statement and proxy card, which satisfies legal requirements.

However in contested elections, it permits unlimited additional electioneering costs by management nominees, such as duplicative solicitation, mailing, telephoning and traveling expenses (to meet with selected shareholders), which again comes from the shareholders' treasury. Such expenses can add tens of thousands of dollars to election costs. At some companies, campaigns have cost shareholders millions of dollars.

Currently, there is no limit as to how much of the shareholders treasury can be spent to elect incumbent management nominees, or defeat deep-pocketed challengers whose interests might only be raiding the corporation's assets.

When challengers win, common practice has been that they, too, seek reimbursement of expenses from stockholders, thereby forcing the shareholders to pay for both campaigns. Regardless how the SEC reforms proxy rules, there must be safeguards to protect shareholder investment from the potential disruption of contested elections.

Limit Electioneering Expenses Regardless Who Runs For The
Board--Vote Yes On No. 11

~*~*~*~*~*~*~*~*~*~*~~*~*~*~*~*~*~*~*~*~*~
TRUTH OR CONSEQUENCES WHEN BOARD IGNORES MAJORITY VOTES click on dayton04aagproposal.htm)

No. 12--Truth Or Consequence When Board Ignores Majority Votes

Resolved: Shareholders propose the Board of Directors amend the Bylaws and implement policy to communicate to shareholders regarding winning shareholder proposals, as well as disclose which directors oppose the wishes of the majority. To hold directors accountable who oppose majority votes, shareholders suggest implementing the following procedures:

If the board has failed to positively and credibly act on majority votes within three (3) months of the Shareholders Meeting, the Lead Independent Director would write a letter to all shareholders disclosing why the board failed to act, including information on all director voting regarding the fulfillment of the majority wishes of the stockholders.

Additionally, within six (6) months of the Shareholders
Meeting, the number of seats on the board would increase by the total number of majority votes. Proponent(s) of those winning majority votes, or their designee(s), would then be appointed to the board.

At the next regularly scheduled meeting of the shareholders, the newly-appointed director(s) would appear in the Proxy
Statement, on ballot cards and in all Company proxy materials as a candidate(s) for permanent election to the board.

Following the confirmation, the board would vote to remove an equal number of directors, none of which may be a newly-confirmed director(s).

Horizon Air Spokane, WA Communications Agent Terry Dayton submits this proposal. He can be contacted toll free 1-866-
286-8387 (1866-2voteus) or via <www.votepal.com>.

Supporting Statement

Shareholders should have the right to know, which allows them to attempt to replace, directors who are not receptive to majority votes. Currently, our Company has no procedure to disclose lack of action regarding majority votes, or hold directors accountable who claim their duty rises above the majority. These procedures would ensure that there is a consequence for directors being so intransigent and unresponsive to shareholders.

Over the last four years, our board has opposed all shareholder proposals, eight of which have won majority votes.
In all cases it has failed to effectively act, employ or even disclose why it has failed to comply with ideas proposed by shareholders to protect their investment.

In my opinion, good communication and a willingness to work with various corporate stakeholders has a positive impact on shareholder investment, market value of the stock price and overall Company harmony. Continued resolve to ignore majority votes promotes volatility, depresses stock price and invites corporate raiders to commence destructive takeovers merely to pick up assets at a discount of the true value of a company.

Corporate boards have fiduciary duties to stockholders. Yet, without reasonable enforcement mechanisms as offered in this proposal, the Company's Bylaws and Articles of Incorporation won't reflect these responsibilities.

Because of a continuing pattern of indifference and stonewalling by our board towards majority votes, I believe we cannot afford to wait any longer for time-consuming deliberations by the SEC to reform proxy rules. We have the right to act in our own best interests now!

When Board Ignores Majority Votes:  No Disclosure, Pay The
Consequences--Vote Yes On No. 12

CONCLUDING REMARKS OF THE CHALLENGERS

All The Company-AAG shareholders--You want to know our opinion of the real story behind the management team running Alaska Airlines and Horizon Air? We urge and encourage you all to closely examine the full record as contained in the archives of all ten shareholder proposals published on
<www.votepal.com>.

Wise men say a picture is worth a thousand words. We can't post artwork via the S.E.C.'s EDGAR electronic filing system, but we can let the words paint a picture of the dedication of this management team, in our opinion, to exclude and disregard any and all input by shareholders, most disheartening, its worker shareholders.

To properly protect your investment in the Company-AAG, we believe you should take the time to research the record we have compiled in the archives published at <www.votepal.com>, and also available at numerous other publicly-accessible websites such as <www.sec.gov>, <www.sec.gov/edgar>,
<www.secinfo.com>, <eraider.com> and
<thecorporatelibrary.com>.

This can be best demonstrated in a quote from the Company-AAG's Jan. 15, 2004 no-action letter to the S.E.C. regarding Horizon worker/proponent Terry Dayton's TRUTH OR CONSEQUENCES WHEN BOARD IGNORES MAJORITY VOTES (read the full archive at dayton04aagproposal.htm on <www.votepal.com>):

"STATEMENT OF INTENT TO EXCLUDE STOCKHOLDER PROPOSAL

The Company's policy of explaining in the proxy statement why it opposes a shareholder resolution and indicating the board vote substantially implements that part of the Proposal requiring that the board's actions in not implementing shareholder majority proposals be explained. The reasons set forth in the Proposal as to why the board opposes the shareholder proposal and asks the shareholders to vote against it are precisely the same reasons why the board would fail to act to implement a proposal after a majority vote. Accordingly, based on the reasons stated above, the Proposal may be excluded from the Company's 2004 Proxy Materials pursuant to Rule 14a-8(i)(10)." (end of segment quoted).

This is an excerpt of what we wrote in our rebuttal to the S.E.C. in a Feb. 13, 2004 (the full letter is available in the same link mentioned above):

"The first paragraph to our knowledge is the first time this company has published its communication policy regarding shareholder proposals in general, and majority-winning proposals in particular. This short paragraph converted to plain English simply says in effect: The shareholders participation in the corporate governance of this company is dead on arrival. The process is an exercise in futility. Vote how you want, but your vote means nothing to us once we have declared our opposition. A majority vote no matter its size will be ignored, and there is nothing you can do about it.

"We can think of no better example of the 'Wall Street Walk' school of management with its policy of 'Shareholders be Damned!' Here this company for the first time removes its mask that has previously hidden its abiding hostility to any participation by its shareholders other than as a rubberstamp for managements' actions." (end of excerpt)

In our opinion, the writing is on the wall for all AAG stockholders to behold. We cannot believe rational investors in the Company-AAG will endorse this type of management and leadership philosophy that keeps shareholders in the dark and obstructs their attempts to participate in how their investments might be protected.

WE URGE YOU TO REVIEW THE ENTIRE RECORD. WE BELIEVE THAT YOU HAVE THE UNDENIABLE RIGHT TO THE TRUTH FROM AN OPPOSING VIEWPOINT. This full record rings the bell, and no matter how hard some might wish to unring it, we have captured the vibrations in public records, so that all might investigate and become more enlightened before voting for who sits on this board.

In our opinion, we ask: How much longer will the management of the Company-AAG be allowed to assert their callous disregard for the true owners of these corporations--the stockholders?!

PROXY CARD

The filling out with the required and necessary personal information and submission of this Proxy Card is voluntary.

Voter Control Number _______________________________________

The undersigned hereby appoints Steve Nieman and Richard Foley proxy, with full power of substitution, to vote with the same force and effect as the undersigned at the Annual Meeting of the Stockholders of the Alaska Air Group, Inc. to be held at the William M. Allen Theater at The Museum of Flight, 9404 E. Marginal Way South, Seattle, Washington at 2 p.m. on May 18, 2004, and any adjournment or postponement thereof, upon the matters set forth herein and upon such other matters as may properly come before the meeting, all in accordance with the notice and accompanying proxy statement for said meeting, receipt of which is acknowledged.

(THIS PROXY REVOKES ALL PRIOR PROXIES GIVEN BY THE
UNDERSIGNED.) This proxy, when properly executed, will be voted in the manner directed herein. Please date, sign and send your proxy card back today.

When completed and signed, this proxy/voting instruction form will be voted as you have directed. If no direction is given, it will be voted FOR ALL OF THE CHALLENGER NOMINEES (nominee numbers 01/02/03) in Proposal 1, AGAINST Proposal 2 and FOR Proposals 3 through 12.

Proposal No. 1: Election of Directors--Nominees:

(01) Richard D. Foley (02) Stephen Nieman (03) Robert C.
Osborne, MD

FOR ________________________________________________________

WITHHOLD
____________________________________________________________

THE FULL DETAILS OF THE FOLLOWING SHAREHOLDER PROPOSALS CAN BE
FOUND IN THE COMPANY-AAG'S APRIL ___, 2004 DEFINITIVE PROXY
STATEMENT BEGINNING ON PAGE ___ AND RUNNING THROUGH PAGE ___.

FOR AGAINST ABSTAIN No. 2 BOARD PROPOSAL TO APPROVE THE AAG,
INC.'S 2004 LONG-TERM INCENTIVE EQUITY PLAN/ / / / / /
Recommend vote AGAINST Proposal 2. If no direction is given, the proxy will be voted AGAINST Proposal 2.

FOR AGAINST ABSTAIN No. 3 STOCKHOLDER PROPOSAL ON SIMPLE-
MAJORITY VOTE/ / / / / / Recommend vote FOR Proposal 3. If no direction is given, the proxy will be voted FOR Proposal 3.

FOR AGAINST ABSTAIN No. 4 STOCKHOLDER PROPOSAL ON STOCKHOLDERS
RIGHTS PLAN/ / / / / / Recommend vote FOR Proposal 4. If no direction is given, the proxy will be voted FOR Proposal 4.

FOR AGAINST ABSTAIN No. 5 STOCKHOLDER PROPOSAL ON SHARES NOT
VOTED NOT COUNTED/ / / / / / Recommend vote FOR Proposal 5. If no direction is given, the proxy will be voted FOR Proposal 5.

FOR AGAINST ABSTAIN No. 6 STOCKHOLDER PROPOSAL ON LEAD
INDEPENDENT DIRECTOR/ / / / / / Recommend vote FOR Proposal 6.
If no direction is given, the proxy will be voted FOR Proposal
6.

FOR AGAINST ABSTAIN No. 7 STOCKHOLDER PROPOSAL ON AN
INDEPENDENT BOARD CHAIRMAN/ / / / / / Recommend vote FOR
Proposal 7. If no direction is given, the proxy will be voted
FOR Proposal 7.

FOR AGAINST ABSTAIN No. 8 STOCKHOLDER PROPOSAL ON CONFIDENTIAL
VOTING/ / / / / / Recommend vote FOR Proposal 8. If no direction is given, the proxy will be voted FOR Proposal 8.

FOR AGAINST ABSTAIN No. 9 STOCKHOLDER PROPOSAL ON REPORTING
EMPLOYEE STOCK OWNERSHIP/ / / / / / Recommend vote FOR
Proposal 9. If no direction is given, the proxy will be voted
FOR Proposal 9.

FOR AGAINST ABSTAIN No. 10 STOCKHOLDER PROPOSAL ON CUMULATIVE
VOTING/ / / / / / Recommend vote FOR Proposal 10. If no direction is given, the proxy will be voted FOR Proposal 10.

FOR AGAINST ABSTAIN No. 11 STOCKHOLDER PROPOSAL ON NEW
ELECTION STANDARD: LIMITING ELECTIONEERING EXPENSES REGARDLESS
WHO RUNS FOR THE BOARD/ / / / / / Recommend vote FOR Proposal
11. If no direction is given, the proxy will be voted FOR
Proposal 11.

FOR AGAINST ABSTAIN No. 12 STOCKHOLDER PROPOSAL ON TRUTH OR
CONSEQUENCES WHEN BOARD IGNORES MAJORITY VOTES/ / / / / /
Recommend vote FOR Proposal 12. If no direction is given, the proxy will be voted FOR Proposal 12.

*Note* In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or at any adjournments or postponements thereof. PLEASE SIGN, DATE AND RETURN TODAY. DATE _______________, 2004

Signature ____________________________________________________

Signature ____________________________________________________

Title(s) ___________________________

NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.